Exhibit 4.1

CONVERTIBLE NOTE

THIS NOTE AND THE SECURITIES REPRESENTED HEREBY WERE ISSUED IN AN OFFSHORE TRANSACTION TO PERSONS WHO WERE NOT U.S. PERSONS AND WERE NOT PURCHASING FOR THE ACCOUNT OR BENEFIT OF U.S. PERSONS PURSUANT TO REGULATION S UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”). ACCORDINGLY, THIS NOTE AND THE SECURITIES REPRESENTED HEREBY (INCLUDING COMMON STOCK ISSUABLE UPON CONVERSION HEREOF) HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT, OR UNDER ANY OTHER SECURITIES LAWS. THIS NOTE AND THE SECURITIES REPRESENTED HEREBY ARE SUBJECT TO RESTRICTIONS ON TRANSFERABILITY AND RESALE AND MAY NOT BE TRANSFERRED OR RESOLD EXCEPT AS PERMITTED UNDER THE SECURITIES ACT AND OTHER APPLICABLE SECURITIES LAWS. PRIOR TO THE EXPIRATION OF SIX MONTHS AFTER THE LATER OF THE COMMENCEMENT OF THE OFFERING OF THIS SECURITY AND THE CLOSING DATE (THE “DISTRIBUTION COMPLIANCE PERIOD”), THIS NOTE AND THE SECURITIES REPRESENTED HEREBY MAY NOT BE OFFERED, SOLD, PLEDGED OR OTHERWISE TRANSFERRED IN THE UNITED STATES OR TO, OR FOR THE ACCOUNT OR BENEFIT OF, ANY U.S. PERSON EXCEPT (1) TO GLOBAL SEED CORPORATION, A TEXAS COMPANY (THE “COMPANY”) OR ANY SUBSIDIARY THEREOF; (2) OUTSIDE THE UNITED STATES IN AN OFFSHORE TRANSACTION PURSUANT TO REGULATION S UNDER THE SECURITIES ACT; (3) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT OF THE COMPANY THAT COVERS THE RESALE OF THIS NOTE OR SECURITIES REPRESENTED HEREBY; (4) TO A QUALIFIED INSTITUTIONAL BUYER IN COMPLIANCE WITH RULE 144A UNDER THE SECURITIES ACT; OR (5) PURSUANT TO AN EXEMPTION FROM REGISTRATION PROVIDED BY RULE 144 UNDER THE SECURITIES ACT OR ANY OTHER AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT.

PRIOR TO THE REGISTRATION OF ANY TRANSFER, THE COMPANY RESERVES THE RIGHT TO REQUIRE THE DELIVERY OF SUCH LEGAL OPINIONS, CERTIFICATIONS OR OTHER EVIDENCE AS MAY REASONABLY BE REQUIRED IN ORDER TO DETERMINE THAT THE PROPOSED TRANSFER IS BEING MADE IN COMPLIANCE WITH THE SECURITIES ACT AND APPLICABLE STATE SECURITIES LAWS. NO REPRESENTATION IS MADE AS TO THE AVAILABILITY OF ANY EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT. THE HOLDER, BY ITS ACCEPTANCE OF THIS NOTE, REPRESENTS THAT IT UNDERSTANDS AND AGREES TO THE FOREGOING RESTRICTIONS.

CONVERTIBLE NOTE

US$[ ]	November [ ], 2019

Subject to the terms and conditions of this Convertible Note (the “Note”), for good and valuable consideration received, Global Seed Corporation, a company incorporated in the State of Texas (the “Company”), promises to pay to the order of [investor’s name] (such party and any permitted transferee, the “Holder”), the principal amount of US$[    ], plus accrued and unpaid interest thereon at the rate provided below, on [   ]1 (the “Maturity Date”), or such earlier or later date as may be otherwise provided herein, unless the outstanding principal, together with accrued interest, is settled in accordance with Article 3 of the Note.

The Note is issued pursuant to, subject to the provisions of and in accordance with, the Convertible Note Purchase Agreement, dated November [ ], 2019 (the “Purchase Agreement”), by and between the Company and the Holder. Capitalized terms used and not defined herein have the meanings set forth in the Purchase Agreement.

The following is a statement of the rights of the Holder of the Note and the terms and conditions to which the Note is subject, and to which the Holder hereof, by the acceptance of the Note, agrees:

ARTICLE 1

DEFINITIONS

“Board of Directors” means the board of directors of the Company or a committee of such board duly authorized to act for it hereunder.

“Business Day” means any day that is not a Saturday, a Sunday or other day on which banking institutions in the Cayman Islands, the State of New York, Beijing or Hong Kong are required by Law to be closed.

“Close of Business” means 5:00 P.M., New York City time.

“Common Equity” of any Person means common stock of such Person that is generally entitled (a) to vote in the election of directors of such Person or (b) if such Person is not a corporation, to vote or otherwise participate in the selection of the governing body, partners, managers or others that will control the management or policies of such Person.

“Common Stock” means shares of the common stock of the Company, par value US$0.0001 per share, at the date of this Note, subject to Section 4.2.

“Company” has the meaning ascribed to this term in the Preamble.

“Conversion Date” has the meaning ascribed to this term in Section 3.3(a).

“Conversion Notice” has the meaning ascribed to this term in Section 3.3(a).

“Defaulted Amounts” means any amounts on this Note that are payable but are not punctually paid or duly provided for.

“Event of Default” has the meaning ascribed to this term in Section 2.4.

“Exchange Act” means the United States Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Exchange Rate” means the currency exchange rate between the US$ and HK$. For the purpose of this Note, the parties agree to have it fixed at US$1=HK$7.82 throughout the term of the Note, including the repayment of the interests and the principal.

[1]	A date that is thirty (30) months from the Note Issuance Date.

“Fundamental Change” shall be deemed to have occurred at the time after the Note is originally issued if any of the following occurs:

(a) a “person” or “group” within the meaning of Section 13(d) of the Exchange Act, other than the Company, its Subsidiaries, any Permitted Holders and the employee benefit plans of the Company and its Subsidiaries, files a Schedule TO or any schedule, form or report under the Exchange Act disclosing that such person or group has become the direct or indirect “beneficial owner,” as defined in Rule 13d-3 under the Exchange Act, of the Company’s Common Equity representing more than 50% of the voting power of all shares of the Company’s Common Equity;

(b) the consummation of (i) any recapitalization, reclassification or change of the Common Stock (other than changes resulting from a subdivision or combination) as a result of which the Common Stock would be converted into, or exchanged for, stock, other securities, other property or assets; (ii) any share exchange, amalgamation, scheme of arrangement, consolidation or merger of the Company pursuant to which the Common Stock will be converted into cash, securities or other property; (iii) any sale, lease or other transfer in one transaction or a series of transactions of all or substantially all of the consolidated assets of the Company and its Subsidiaries, taken as a whole, to any “person” or “group” (as those terms are used in Sections 13(d) and 14(d) of the Exchange Act) other than one of the Company’s Subsidiaries; or (iv) any statutory share exchange;

(c) the shareholders of the Company or any of its Significant Subsidiaries approve any plan or proposal for the liquidation or dissolution of the Company or any of its Significant Subsidiaries;

(d) the Company or any of its Significant Subsidiaries commence a voluntary case or other proceeding seeking liquidation, reorganization or other relief with respect to the Company or such Significant Subsidiary or its debts under any bankruptcy, insolvency or other similar Law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of the Company or such Significant Subsidiary or all or substantially all of its property, or consent to any such relief or to the appointment of or taking possession by any such official in an involuntary case or other proceeding commenced against it, or make a general assignment for the benefit of creditors, or fail generally to pay its debts as they become due; or

(e) an involuntary case or other proceeding is commenced against the Company or any of its Significant Subsidiaries seeking liquidation, reorganization or other relief with respect to the Company or such Significant Subsidiary or its debts under any bankruptcy, insolvency or other similar Law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of the Company or such Significant Subsidiary or all or substantially all of its property, and such involuntary case or other proceeding shall remain undismissed and unstayed for a period of 30 consecutive calendar days;

provided, however, that a transaction or transactions described in clause (a) or (b) above shall not constitute a Fundamental Change, if 100% of the consideration received or to be received by holders of the Common Stock, excluding cash payments for any fractional Common Stock or made in connection with any dissenters’ rights, in connection with such transaction or transactions consists of shares of Common Equity in respect of Common Equity that are listed or quoted on any of The New York Stock Exchange, The NASDAQ Stock Market (or any of their respective successors) or will be so listed or quoted when issued or exchanged in connection with such transaction or transactions and as a result of such transaction or transactions the Note becomes convertible into such consideration, excluding cash payments for any fractional Common stock or made in connection with any dissenters’ rights.

“GAAP” means accounting principles generally accepted in the United States.

“Governmental Authority” means any federal, national, supranational, state, provincial, local, municipal or other government, any governmental, quasi-governmental, supranational, judicial, regulatory or administrative authority (including any governmental division, department, agency, commission, instrumentality, organization, unit or body, political subdivision, and any court or other tribunal) or any stock exchange or self-regulatory organization (including OTC Markets Group Inc.) with competent jurisdiction.

“HK$” means the Hong Kong dollar, the lawful currency of Hong Kong, Special Administrative Region of China.

“HKIAC” has the meaning ascribed to this term in Section 10.4(b).

“HKIAC Rules” has the meaning ascribed to this term in Section 10.4(b).

“Holder” has the meaning ascribed to this term in the Preamble.

“Last Reported Sale Price” of any security on any date means the closing sale price per security (or if no closing sale price is reported, the average of the bid and ask prices or, if more than one in either case, the average of the average bid and the average ask prices) on that date as reported in composite transactions for the NASDAQ Stock Market (or the principal U.S. national or regional securities exchange on which such securities are traded). If such securities are not listed for trading on a U.S. national or regional securities exchange on the relevant date, the “Last Reported Sale Price” shall be the last quoted bid price for such securities in the over-the-counter market on the relevant date as reported by OTC Markets Group Inc. or a similar organization. If such securities are not so quoted, the “Last Reported Sale Price” shall be the average of the midpoint of the last bid and ask prices for such securities on the relevant date from each of at least three nationally recognized independent investment banking firms selected by the Company for this purpose. If there was no bid price or no ask price for such securities on the relevant date then the “Last Reported Sale Price” shall be the value per security of such securities as of the Close of Business on the relevant date as determined by a nationally recognized independent investment banking firm retained by the Company for such purpose as most accurately reflecting the per security price that a fully informed buyer, acting on his own accord, would pay to a fully informed seller, acting on his own accord in an arms-length transaction, for one such security.

“Law” means any statute, law, ordinance, regulation, rule, code, order, judgment, writ, injunction, decree or requirement of law (including common law) enacted, issued, promulgated, enforced or entered by a Governmental Authority.

“Majority Holders” means the holders of a majority in aggregate principal amount of all notes issued under the Purchase Agreement.

“Maturity Date” has the meaning ascribed to this term in the Preamble.

“Merger Event” has the meaning ascribed to this term in Section 4.2.

“Note” has the meaning ascribed to this term in the Preamble.

“Note Issuance Date” has the meaning ascribed to this term in Section 2.1.

“Open of Business” means 9:30 A.M., New York City time.

“Record Date” means, with respect to any dividend, distribution or other transaction or event in which the holders of the Common Stock (or other applicable security) have the right to receive any cash, securities or other property or in which the Common Stock (or such other security) is exchanged for or converted into any combination of cash, securities or other property, the date fixed for determination of security holders entitled to receive such cash, securities or other property (whether such date is fixed by the Board of Directors, statute, contract or otherwise).

“Reference Property” and “unit of Reference Property” have the meanings ascribed thereto in Section 4.2.

“Significant Subsidiary” means a Subsidiary of the Company that meets the definition of “significant subsidiary” in Article 1, Rule 1-02 of Regulation S-X under the Exchange Act (but with all references to “10%” therein being deemed to refer to “15%”).

“Subsidiary” means, as of the relevant date of determination, with respect to any Person (the “subject entity”), (i) any Person (x) more than fifty percent (50%) of whose shares or other interests entitled to vote in the election of directors or (y) more than fifty percent (50%) interest in the profits or capital of such Person are owned or controlled directly or indirectly by the subject entity or through one or more Subsidiaries of the subject entity, (ii) any Person, including for the avoidance of doubt any “variable interest entity,” whose financial statements, or portions thereof, are or are intended to be consolidated with the financial statements of the subject entity for financial reporting purposes in accordance with GAAP or (iii) any Person with respect to which the subject entity has the sole power to control or otherwise direct the business and policies of that entity directly or indirectly through another subsidiary or otherwise.

“Successor Company” has the meaning ascribed to this term in Section 7.1(a).

“U.S.” means the United States of America.

“US$” means the United States dollar, the lawful currency of the United States of America.

ARTICLE 2

INTEREST; PAYMENTS; DEFAULTS

2.1 Interest Rate. The principal amount outstanding under the Note shall bear interest at a rate of 1.25% per month (i.e., 15% per annum, NOT on a compounded basis) until maturity or such earlier or later time as the principal becomes due and payable hereunder. Interest on the Note shall accrue from the date on which the Note is issued (the “Note Issuance Date”) and be payable on the first day of each calendar quarter following the Note Issuance Date. Accrued interest on the Note shall be computed on the basis of the actual number of days elapsed and a year of 365 days.

2.2 Payment. All amounts payable on or in respect of the Note or the indebtedness evidenced hereby shall be paid to the Holder in HK$, at the Exchange Rate, in immediately available funds on the date that any principal or interest is due and payable hereunder. The Company shall make such payments of the due and unpaid principal amount of the Note, together with accrued and unpaid interest thereon, on each such date to the Holder by wire transfer of immediately available funds for the account of the Holder as the Holder may designate from time to time and notify in writing to the Company at least three Business Days prior to each payment date. If any such payment date or the Maturity Date falls on a day that is not a Business Day, the required payment will be made on the next succeeding Business Day and no interest on such payment will accrue in respect of the delay. In no event may the Company make any prepayment of any principal or interest due hereunder prior to the respective dates on which such principal or interest is due and payable without the prior written consent of the Holder.

2.3 Seniority. The Note ranks senior in right of payment to any of the Company’s future indebtedness that is expressly subordinated in right of payment to the Note, equal in right of payment to any of the Company’s future indebtedness and other liabilities of the Company that are not so subordinated, and junior in right of payment to any of the Company’s secured indebtedness to the extent of the value of the assets securing such indebtedness.

2.4 Events of Default. For purposes of the Note, an “Event of Default” shall be deemed to have occurred if any of the following events occur, whatever the reason or cause for such Event of Default and whether it is voluntary or involuntary or is effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any Governmental Authority or otherwise:

(a) Failure to Pay Principal. The Company defaults in the payment of principal of the Note when due and payable on the Maturity Date, upon declaration of acceleration or otherwise.

(b) Failure to Pay Interest. The Company defaults in the payment of interest when any such interest payment becomes due and payable and the default continues for a period of 30 calendar days.

(c) Breach of Conversion Obligation. The Company fails to comply with its obligation to convert all or a portion of the Note in accordance with Article 3 upon Holder’s exercise of its conversion rights and such failure continues for, or such conversion is not rescinded within, a period of five Business Days.

(d) Breach of Other Obligations. The Company fails for 60 calendar days after written notice from the Majority Holders has been received by the Company to comply with any of its other agreements expressly set forth in the Note.

(e) Delisting. At any time after 12 months after the Closing Date, the Common Stock cease to be listed or quoted on OTC Stock Markets (or any of their respective successors), other than in connection with a Fundamental Change.

2.5 Consequences of Event of Default.

(a) If one or more Events of Default shall have occurred and be continuing, unless the principal of the Note shall have already become due and payable, the Majority Holders may by notice in writing to the Company, declare 100% of the outstanding principal of, and accrued and unpaid interest on, the Note to be due and payable immediately, and upon any such declaration the same shall become and shall automatically be immediately due and payable.

(b) If (1) rescission would not conflict with any arbitral award (or if applicable, any judgment or decree of a court of competent jurisdiction) and (2) any and all existing Events of Default under the Note, other than the nonpayment of the principal of and accrued and unpaid interest on the Note that shall have become due solely by such acceleration, shall have been cured or waived (or are waived concurrently with the rescission or annulment), then the Majority Holders, by written notice to the Company, may waive all defaults or Events of Default with respect to the Note and rescind and annul such declaration and its consequences and such defaults shall cease to exist, and any Event of Default arising therefrom shall be deemed to have been cured for every purpose of the Note; but no such waiver or rescission and annulment shall extend to or shall affect any subsequent Event of Default, nor shall such waiver or rescission impair any right consequent thereon.

ARTICLE 3

CONVERSION

3.1 Conversion by Holder. Subject to and upon compliance with the provisions of this Article 3, the Holder shall have the right, at the Holder’s option, to convert all or any portion of the outstanding principal of the Note to the Company’s fully paid Common Stock (the “Conversion Shares”), at the then applicable Conversion Price.

3.2 Conversion Price. Subject to adjustments as provided in Article 4, the initial conversion price shall be the 30 trading-day average of the Last Reported Sale Prices immediately prior to the Conversion Date with a 20% discount.

3.3 Conversion Procedure; Settlement Upon Conversion.

(a) Subject to Section 3.3(c), this Note shall be deemed to have been converted prior to the Close of Business three Business Days from the Maturity Date that the Holder has delivered a duly completed irrevocable written notice (the “Conversion Notice”) and the Note for cancellation to the Company at the 24th month from the note issuance date (the “Conversion Date”). After the receipt of the Note and the Conversion Notice, the Company shall (i) take all actions and execute all documents necessary to effect the issuance of the full number of Conversion Shares to which the Holder shall be entitled in satisfaction of any conversion pursuant to Section 3.1, (ii) deliver to the Holder certificate(s) representing the Conversion Shares and (iii) subject to Section 3.3(c), cancel the Note. For the avoidance of doubt, the Holder only has one chance for the Note conversion.

(b) The Company shall not issue any fractional Common stock upon conversion of the Note and shall instead pay cash in lieu of any fractional Common stock deliverable upon conversion based on the Conversion Price.

(c) In the event the Holder surrenders this Note pursuant to Section 3.3(a) for partial conversion, the Company shall, in addition to cancelling the Note upon such surrender, execute and deliver to the Holder a new note denominated in U.S. dollars and in an aggregate principal amount equal to the unconverted portion of the surrendered Note, without payment of any service charge by the Holder.

(d) If the Holder submits the Note for conversion, the Company shall pay any documentary, stamp or similar issue or transfer tax due on the delivery of the Common Stock upon such conversion of the Note, unless the tax is due because the Holder requests such Common Stock to be issued in a name other than the Holder’s name, in which case the Holder shall pay that tax.

(e) Upon any conversion, the Holder shall be entitled to receive cash payment for accrued and unpaid interest (if any) to, but not including, the relevant Conversion Date on the principal amount of the Note so converted.

(f) Except as provided in Section 4.1, no adjustment shall be made for dividends on any Common Stock delivered upon any conversion of this Note as provided in this Article 3.

(g) The Company shall, at its own cost, register the issuance of the Conversion Shares or the Conversion Shares on an applicable registration statement and cause such registration statement to be declared effective by the SEC by the Maturity Date.

ARTICLE 4

ADJUSTMENTS

4.2 Effect of Recapitalizations, Reclassifications and Changes of the Common Stock.

(a) In the case of:

(i) any recapitalization, reclassification or change of the Common Stock (other than changes resulting from a subdivision or combination),

(ii) any consolidation, merger, combination or similar transaction involving the Company,

(iii) any sale, lease or other transfer to a third party of all or substantially all of the consolidated assets of the Company and the Company’s Subsidiaries; or

(iv) any statutory share exchange,

in each case, as a result of which the Common Stock would be converted into, or exchanged for, stock, other securities, other property or assets (including cash or any combination thereof) (any such event, a “Merger Event”), then, prior to or at the effective time of such Merger Event, the Company or the successor or purchasing Person, as the case may be, shall execute an amendment to this Note providing that, at and after the effective time of such Merger Event, the right to convert the Note shall be changed into a right to convert the Note into the kind and amount of shares of stock, other securities or other property or assets (including cash or any combination thereof) that a holder of a number of Common Stock equal to the quotient of the Note amount divided by the applicable Conversion Price immediately prior to such Merger Event would have owned or been entitled to receive (the “Reference Property,” with each “unit of Reference Property” meaning the kind and amount of Reference Property that a holder of one Common stock is entitled to receive) upon such Merger Event; provided, however, that at and after the effective time of the Merger Event the number of Common Stock otherwise deliverable upon any conversion of the Note in accordance with Article 3 shall instead be deliverable in the amount and type of Reference Property that a holder of that number of Common Stock would have been entitled to receive in such Merger Event.

If the Merger Event causes the Common Stock to be converted into, or exchanged for, the right to receive more than a single type of consideration (determined based in part upon any form of holder election), then (i) (A) the Reference Property into which the Note will be convertible shall be deemed to be the weighted average of the types and amounts of consideration received by the holders of Common Stock that affirmatively make such an election or (B) if no such holders affirmatively make such an election, the types and amounts of consideration actually received by such holders, and (ii) the unit of Reference Property for purposes of the immediately preceding paragraph shall refer to the consideration referred to in clause (i) attributable to one Common stock. The Company shall provide written notice to the Holder of such weighted average as soon as practicable after such determination is made.

Such amendment described in the second immediately preceding paragraph shall provide for adjustments that shall be as nearly equivalent as is practicable to the adjustments provided for in this Article 4 (it being understood that no such adjustments shall be required with respect to any portion of the Reference Property that does not consist of shares of Common Equity (however evidenced) or depositary receipts in respect thereof). If, in the case of any Merger Event, the Reference Property includes shares of stock, securities or other property or assets (including cash or any combination thereof) of a Person other than the Company or the successor or purchasing Person, as the case may be, in such Merger Event, then such other Person shall also execute such amendment, and such amendment shall contain such additional provisions to protect the interests of the Holder as the Board of Directors shall reasonably consider necessary by reason of the foregoing.

(b) None of the foregoing provisions shall affect the right of the Holder to convert this Note into Common Stock as set forth in Article 3 prior to the effective date of such Merger Event.

(c) The above provisions of this Section 4.2 shall similarly apply to successive Merger Events.

4.3 [Internationally Omitted.]

4.4 Certain Covenants.

(a) The Company covenants that all Common Stock delivered upon any conversion of this Note will be fully paid and non-assessable by the Company and free from all liens and charges with respect to the issue thereof.

(b) The Company covenants that if any Common Stock to be provided for the purpose of any conversion of this Note require approval of any Governmental Authority under any Law before such Common Stock may be validly issued upon conversion, the Company will, to the extent then permitted by applicable Law, secure such approval, as the case may be.

(c) The parties hereto acknowledge and agree that the Holder may only resell the Note, the Common Stock delivered upon conversion of all or any portion of the Note or any such Common Stock pursuant to an effective registration statement or an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and other applicable securities Laws.

4.5 Notice for Certain Actions. In case of any (a) Merger Event or (b) voluntary or involuntary dissolution, liquidation or winding-up of the Company, then, in each case (unless notice of such event is otherwise required pursuant to another provision of this Note), the Company shall deliver a notice to the Holder, as promptly as possible but in any event at least 20 calendar days prior to the applicable date hereinafter specified, stating (i) the date on which a record is to be taken for the purpose of such action by the Company or, if a record is not to be taken, the date as of which the holders of Common Stock, as the case may be, of record are to be determined for the purposes of such action by the Company, or (ii) the date on which such Merger Event, dissolution, liquidation or winding-up is expected to become effective or occur, and the date as of which it is expected that holders of Common Stock, as the case may be, of record shall be entitled to exchange their Common Stock, as the case may be, for securities or other property deliverable upon such Merger Event, dissolution, liquidation or winding-up. Failure to give such notice, or any defect therein, shall not affect the legality or validity of such action by the Company or one of its Subsidiaries, Merger Event, dissolution, liquidation or winding-up.

ARTICLE 5.
REDEMPTION

Section 5.01 No Right to Redeem Before Certain Date. The Company may not redeem the Notes at its option at any time before the first year anniversary from the Note Issuance Date (the “Redemption Permission Commencement Date”).

Section 5.02 Right to Redeem the Notes on or After the Redemption Permission Commencement Date. Subject to the terms of this ARTICLE 5, the Company has the right, at its election, to redeem all or any portion of the Notes not previously converted, at any time, on a Redemption Date on or after the Redemption Permission Commencement Date, for a cash purchase price equal to the Redemption Price.

Section 5.03 Redemption Prohibited in Certain Circumstances. Notwithstanding the foregoing, no Notes may be redeemed by the Company pursuant to this ARTICLE 5 on any date if the principal amount of the Notes has been accelerated, and such acceleration has not been rescinded, on or prior to such date (except in the case of an acceleration resulting from a Default by the Company in the payment of the Redemption Price with respect to such Notes).

Section 5.04 Redemption Date. The Redemption Date for any Redemption will be a Business Day after the following.

Redemption Dates	Redemption Premium

12 months from the Note Issuance Date	15%

16 months from the Note Issuance Date	12%

21 months from the Note Issuance Date	10%

Section 5.05 Redemption Price. The Redemption Price for any Note called for Redemption is an amount in cash equal to (i) one hundred percent (100%) plus (ii) a premium percent listed above under Section 5.04 herein of the Principal Amount of such Note plus (iii) accrued and unpaid interest on such Note to, but excluding, the Redemption Date for such Redemption; provided, however, that if such Redemption Date is after a Regular Record Date and on or before the next Interest Payment Date, then (a) the Holder of such Note at the Close of Business on such Regular Record Date will be entitled, notwithstanding such Redemption, to receive, on such Interest Payment Date, the unpaid interest that would have accrued on such Note to, but excluding, such Interest Payment Date (assuming, solely for these purposes, that such Note remained outstanding through such Interest Payment Date, if such Redemption Date is before such Interest Payment Date); and (b) the Redemption Price will not include accrued and unpaid interest on such Note to, but excluding, such Redemption Date.

Section 5.06 Redemption Notice. To call any Notes for Redemption, the Company must send to each Holder a written notice of such Redemption (a “Redemption Notice”) stating (a) that the Notes have been called for Redemption, briefly describing the Company’s Redemption right under this Note; (b) the Redemption Date for such Redemption; (c) the Redemption Price for such Redemption; and (d) the place or places where Notes are to be surrendered for payment of the Redemption Price. Once a Redemption Notice is given, the Notes shall, on the Redemption Date, become due and payable at the Redemption Price, and upon surrender of any Note for Redemption in accordance with such Redemption Notice, such Note shall be paid by the Company at the Redemption Price.

ARTCLE 6

COVENANTS

6.1 Payment of Principal and Interest. The Company covenants and agrees that it will cause to be paid the principal of, and accrued and unpaid interest on, this Note at the respective times and in the manner provided herein.

6.2 Existence. The Company shall do or cause to be done all things necessary to preserve and keep in full force and effect its corporate existence.

6.3 No Withholding. All payments and deliveries made by, or on behalf of, the Company or any successor to the Company under or with respect to the Note, including, but not limited to, payments of principal, payments of interest and deliveries of Common Stock (together with any cash payment in lieu of any fractional Common stock) upon conversion of the Note, shall be made without withholding or deduction for, or on account of, any present or future taxes, duties, assessments or governmental charges of whatever nature imposed or levied by or within any jurisdiction in which the Company or any successor to the Company is, for tax purposes, organized or resident or doing business or through which payment is made or deemed made (or any political subdivision or taxing authority thereof or therein), unless such withholding or deduction is required by Law or by regulation or governmental policy having the force of Law.

ARTICLE 7

CONSOLIDATION, MERGER, SALE, CONVEYANCE AND LEASE

7.1 Company May Consolidate, Etc. on Certain Terms. Subject to the provisions of Section 7.2, the Company shall not consolidate with, or merge with or into, or sell, convey, transfer or lease all or substantially all of its properties and assets to any other Person, unless:

(a) either (i) the resulting, surviving or transferee Person (the “Successor Company”) shall be the Company or (ii) the Successor Company (if not the Company) shall expressly assume all of the obligations of the Company under this Note; and

(b) immediately after giving effect to such transaction, no default or Event of Default, and no event which, after notice or lapse of time or both, would become an Event of Default, shall have occurred and be continuing under this Note.

For purposes of this Section 7.1, the sale, conveyance, transfer or lease of all or substantially all of the properties and assets of one or more Subsidiaries of the Company to another Person, which properties and assets, if held by the Company instead of such Subsidiaries, would constitute all or substantially all of the properties and assets of the Company and its Subsidiaries on a consolidated basis, shall be deemed to be the sale, conveyance, transfer or lease of all or substantially all of the properties and assets of the Company to another Person.

7.2 Successor Corporation to Be Substituted. In case of any such consolidation, merger, sale, conveyance, transfer or lease and upon the assumption by the Successor Company of the due and punctual payment of the principal of and accrued and unpaid interest on the Note, the due and punctual delivery or payment, as the case may be, of any consideration due upon conversion of the Note and the due and punctual performance of all of the covenants and conditions of this Note to be performed by the Company, such Successor Company (if not the Company) shall succeed to and, except in the case of a lease of all or substantially all of the Company’s properties and assets, shall be substituted for the Company, with the same effect as if it had been named herein as the party of the first part. Such Successor Company thereupon may cause the Note to be signed and re-issued in its own name. The Note as so re-issued shall in all respects have the same legal rank and benefit as though it had been issued at the date of the execution hereof. In the event of any such consolidation, merger, sale, conveyance or transfer (but not in the case of a lease), upon compliance with this Article 7 the Person named as the “Company” in the first paragraph of this Note (or any successor that shall thereafter have become such in the manner prescribed in this Article 7) may be dissolved, wound up and liquidated at any time thereafter and, except in the case of a lease, such Person shall be released from its liabilities as obligor and maker of this Note and from its obligations under this Note.

In case of any such consolidation, merger, sale, conveyance, transfer or lease, such changes in phraseology and form (but not in substance) may be made in the Note thereafter to be re-issued as may be appropriate.

ARTICLE 8

NO RIGHTS AS SHAREHOLDER PRIOR TO CONVERSION

For the avoidance of doubt, the Holder hereby acknowledges and agrees that it has not been conferred with any of the rights of a shareholder of the Company, including the right to vote as such, by any of the provisions hereof or any right (a) to vote for the election of directors or upon any matter submitted to shareholders at any meeting thereof, (b) to give or withhold consent to any corporate action (whether upon any recapitalization, issuance of shares, reclassification of shares, change of par value, or change of shares to no par value, consolidation, merger, scheme of arrangement, conveyance, or otherwise), (c) to receive notice of meetings or to receive in-kind dividends or subscription rights or otherwise until the Note shall have been converted and Common Stock issuable upon the conversion hereof shall have been issued, as provided for in the Note.

ARTICLE 9

CANCELLATION

After all amounts at any time owing on the Note have been paid in full or upon the conversion of the Note in full pursuant to Article 3, the Note shall be surrendered to the Company for cancellation and shall not be reissued.

ARTICLE 10

MISCELLANEOUS

10.1 Termination of Rights. All rights under this Note shall terminate when (a) all amounts at any time owing on this Note have been paid in full or (b) the Note is converted pursuant to the terms set forth in Article 3. For the avoidance of doubt, this clause applies to the Holder elects to have a partial conversion and partial repayment of the Notes.

10.2 Amendments and Waivers; Notice. The amendment or waiver of any term of the Note shall be subject to the written consent of the Majority Holders and the Company. The provision of notice shall be made pursuant to the terms of the Purchase Agreement.

10.3 Transferability.

(a) The Note and the Common Stock issuable upon conversion of the Note may only be disposed of pursuant to an effective registration statement under, and in compliance with the requirements of, the Securities Act, or pursuant to an available exemption from the registration requirements of the Securities Act, and in compliance with any other applicable securities Laws.

(b) The Holder shall not, at any time during the term of the Note, directly or indirectly, (i) offer, sell, pledge, transfer, assign or otherwise dispose of all or any part of the Note, any Conversion Shares, any Common Stock, or other securities of the Company (collectively, “Lock-Up Securities”) to any third party, (ii) enter into any swap, short sale or any other arrangement or any transaction that transfers, in whole or in part, directly or indirectly, the economic consequence of ownership of any Lock-Up Securities, (iii) enter into any agreement with respect to any of the foregoing, or (iv) publicly disclose the intention to effect any of the foregoing, without, in each case, the prior written consent of the Company.

(c) The Holder agrees to the imprinting, until no longer required hereby, of a legend on any certificate evidencing any Common Stock issuable upon conversion of the Note to the following effect:

THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND MAY NOT BE SOLD, TRANSFERRED, ASSIGNED, PLEDGED OR HYPOTHECATED EXCEPT PURSUANT TO REGISTRATION UNDER THE SECURITIES ACT OR PURSUANT TO AN AVAILABLE EXEMPTION FROM REGISTRATION. HEDGING TRANSACTIONS INVOLVING THE SECURITIES REPRESENTED HEREBY MAY NOT BE CONDUCTED UNLESS IN COMPLIANCE WITH THE SECURITIES ACT. THIS CERTIFICATE MUST BE SURRENDERED TO THE COMPANY OR ITS TRANSFER AGENT AS A CONDITION PRECEDENT TO THE SALE, PLEDGE, HYPOTHECATION OR ANY OTHER TRANSFER OF ANY INTEREST IN ANY OF THE SECURITIES REPRESENTED BY THIS CERTIFICATE.

10.4 Governing Law; Dispute Resolution.

(a) This Note shall be governed by and construed in accordance with the laws of the State of New York, without regard to the principles of conflict of laws.

(b) Any dispute, controversy, difference or claim arising out of or relating to this Note, including its existence, validity, interpretation, performance, breach or termination or any dispute regarding non-contractual obligations arising out of or relating to it, shall be referred to and finally resolved by arbitration administered by the Hong Kong International Arbitration Centre (“HKIAC”) under the HKIAC Administered Arbitration Rules (the “HKIAC Rules”) in force when the notice of arbitration is submitted. The law of this arbitration clause shall be Hong Kong law. The seat of arbitration shall be Hong Kong. The arbitration tribunal shall consist of one arbitrator to be appointed in accordance with the HKIAC Rules. Any party may apply for a preservation order or seek other interim or injunctive relief, and judgment upon an award rendered in arbitration proceedings under this Note may be applied for and entered, in each case in any court of competent jurisdiction.

10.5 Delays or Omissions. No delay or failure by any party to insist on the strict performance of any provision of the Note, or to exercise any power, right or remedy, will be deemed a waiver or impairment of such performance, power, right or remedy or of any other provision of the Note, nor shall it be construed to be a waiver of any breach or default, or an acquiescence therein, or of or in any similar breach or default thereafter occurring.

10.6 Interpretation. If any claim is made by a party relating to any conflict, omission or ambiguity in the provisions of the Note, no presumption or burden of proof or persuasion will be implied because the Note was prepared by or at the request of any party or its counsel.

10.7 Provisions Binding on Company’s Successors. All the covenants, stipulations, promises and agreements of the Company contained in this Note shall bind its successors and assigns whether so expressed or not.

10.8 Official Acts by Successor Corporation. Any act or proceeding by any provision of this Note authorized or required to be done or performed by any board, committee or officer of the Company shall and may be done and performed with like force and effect by the like board, committee or officer of any corporation or other entity that shall at the time be the lawful sole successor of the Company.

10.9 Force Majeure. In no event shall the Company be responsible or liable for any failure or delay in the performance of its obligations hereunder arising out of or caused by, directly or indirectly, forces beyond its control, including, without limitation, strikes, work stoppages, accidents, acts of war or terrorism, civil or military disturbances, nuclear or natural catastrophes or acts of God, and interruptions, loss or malfunctions of utilities, communications or computer (software and hardware) services; it being understood that the Company shall use reasonable efforts to resume performance as soon as practicable under the circumstances.

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IN WITNESS WHEREOF, the Company has caused the Note to be issued on the date first above written.

COMPANY:

Global Seed Corporation

By:
(Signature)

Name:
Title:

[Signature Page to Convertible Note]